SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

UNITED PANAM FINANCIAL CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

UNITED PANAM FINANCIAL CORP.

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

AND

PROXY STATEMENT

DATE:	Thursday, June 23, 2005
TIME:	9:00 a.m.
PLACE:	United PanAm Financial Corp. 3990 Westerly Place, Suite 200 Newport Beach, CA 92660

3990 Westerly Place, Suite 200 Newport Beach, CA 92660 Phone: (949) 224-1917 Fax: (949) 224-1912

May 18, 2005

Dear Shareholder:

It is my pleasure to invite you to United PanAm Financial Corp.’s (“UPFC”) 2005 Annual Meeting of Shareholders.

We will hold the meeting on Thursday, June 23, 2005 at 9:00 a.m., at our corporate headquarters, 3990 Westerly Place, Suite 200, Newport Beach, CA 92660. In addition to the formal items of business, I will review the major developments of 2004 and answer your questions.

This booklet includes the Notice of Annual Meeting, the Proxy Statement, and a copy of the 2004 Annual Report to Shareholders. The Proxy Statement describes the business that we will conduct at the meeting and provides information about UPFC.

Your vote is important. Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card promptly in the enclosed postage paid envelope so that your shares will be represented at the meeting. If you receive more than one proxy card because you own shares registered in different names or at different addresses, please be sure to separately complete and return each proxy card. If you attend the meeting and prefer to vote in person, you may do so.

We look forward to seeing you at the meeting.

Sincerely,

Guillermo Bron
Chairman of the Board

UNITED PANAM FINANCIAL CORP.

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

Date:	Thursday, June 23, 2005
Time:	9:00 a.m.
Place:	United PanAm Financial Corp. 3990 Westerly Place, Suite 200 Newport Beach, CA 92660

Dear Shareholders:

At our 2005 Annual Meeting, we will ask you to:

•	Elect three (3) directors to serve terms of two years;

•	Approve an amendment to our 1997 Stock Incentive Plan;

•	Ratify the selection of Grobstein, Horwath & Company LLP as our independent accountants for 2005; and

•	Transact any other business that may properly be presented at the Annual Meeting.

If you were a shareholder of record at the close of business on April 26, 2005, you may vote at the Annual Meeting.

IT IS IMPORTANT THAT ALL SHAREHOLDERS VOTE. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON. IN ORDER TO FACILITATE THE PROVIDING OF ADEQUATE ACCOMMODATIONS, PLEASE INDICATE ON THE PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

By Order of the Board of Directors

Ray C. Thousand
President, Chief Executive Officer and Secretary

Newport Beach, California

Dated: May 18, 2005

PROXY STATEMENT FOR UNITED PANAM FINANCIAL CORP.

2005 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why Did You Send Me this Proxy Statement?

We sent you this Proxy Statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2005 Annual Meeting of Shareholders. This Proxy Statement summarizes the information you need to know to cast an informed vote at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign, date and return the enclosed proxy card.

Along with this Proxy Statement, we are also sending you the United PanAm Financial Corp. (“UPFC”) 2004 Annual Report, which includes our financial statements.

Who is Entitled to Vote?

We will begin sending this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card on May 18, 2005 to all shareholders entitled to vote. Shareholders who owned UPFC common stock at the close of business on April 26, 2005 are entitled to vote. On this record date, there were 16,562,681 shares of UPFC common stock outstanding. UPFC common stock is our only class of voting stock. We are also authorized to issue up to 2,000,000 shares of non-voting preferred stock, but have not yet chosen to do so.

What Constitutes a Quorum?

A majority of our outstanding shares as of the record date must be present, in person or represented by proxy, in order to hold the Annual Meeting and conduct business. This is called a quorum. Your shares are counted as present in person or represented by proxy at the Annual Meeting if you are present in person at the meeting or if you have properly submitted a proxy by telephone, Internet or mail. We will include proxies marked as abstentions and broker non-votes in determining the number of shares present at the meeting.

How Many Votes Do I Have?

Each share of UPFC common stock that you owned at the close of business on April 26, 2005 entitles you to one vote. The proxy card indicates the number of votes that you have.

How Do I Vote By Proxy?

Whether or not you plan to attend the Annual Meeting, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the self-addressed, postage paid envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote in person.

If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors as follows:

•	“FOR” the election of all three (3) nominees for director (see page 24);

•	“FOR” approval of an amendment to our Stock Incentive Plan (see page 24); and

•	“FOR” ratification of the selection of Grobstein, Horwath & Company LLP as independent accountants for 2005 (see page 30).

If any other matter is presented, your proxy will vote in accordance with the recommendation of the Board of Directors, or, if no recommendation is given, in accordance with his best judgment. At the time this Proxy Statement was mailed, we knew of no matters, which needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

What is the Effect of Broker Non-Votes and Abstentions?

If you hold your shares of UPFC common stock in “street name” (that is, through a broker or other nominee) and you fail to instruct your broker or nominee as to how to vote such shares of common stock, your broker or nominee may, in its discretion, vote your shares “FOR” the election of the nominees for director set forth herein and “FOR” ratification of the appointment of Grobstein, Horwath & Company LLP as our independent public accountants for the year ending December 31, 2005.

California law requires the following two votes to adopt any proposal (other than the election of directors): (i) the affirmative vote of a majority of the shares represented and voting at the annual meeting, unless the vote of a greater number is required by law or by our Articles of Incorporation and (ii) the affirmative vote of at least a majority of the shares required to constitute a quorum. In determining whether the first vote under (i) has been obtained, abstentions and broker non-votes are not treated as shares voting and therefore will not affect the vote on any proposal. In determining whether the second vote under (ii) has been obtained, abstentions and broker non-votes will have the effect of votes cast AGAINST each of the proposals. That is, abstentions and broker non-votes will reduce the number of affirmative votes and therefore reduce the total percentage of votes the proposal might otherwise have received.

May I Vote Electronically over the Internet or by Telephone?

We have not set up procedures to allow voting over the Internet or by telephone. Accordingly, shareholders whose shares are registered in their own names may vote personally at the meeting or by completing and returning the proxy card in the self-addressed, postage paid envelope provided.

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders who receive a paper copy of this Proxy Statement the opportunity to vote over the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your proxy card will provide the instructions. If your proxy card does not reference Internet or telephone information, please complete and return the proxy card in the self-addressed, postage paid envelope provided.

May I Change My Vote After I Return My Proxy?

Yes. If you fill out and return the enclosed proxy card, you may change your vote at any time before the vote is conducted at the Annual Meeting. You may change your vote in any one of three ways:

•	You may send to UPFC’s Secretary another completed proxy card with a later date;

•	You may notify UPFC’s Secretary in writing before the Annual Meeting that you have revoked your proxy; or

•	You may attend the Annual Meeting and vote in person.

How Do I Vote in Person?

If you plan to attend the Annual Meeting and vote in person, we will give you a ballot form when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement, power of attorney or letter from the nominee indicating that you were the beneficial owner of the shares on April 26, 2005, the record date for voting.

What Vote is Required to Approve Each Proposal?

Proposal 1: Elect Three (3) Directors	The three nominees for director who receive the most votes will be elected. So, if you do not vote for a particular nominee, or you indicate “WITHHOLD AUTHORITY” to vote for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee. Our Articles of Incorporation do not permit cumulative voting. Your proxy cannot be voted for a greater number of directors than three.

Proposal 2: Approve Amendment to our 1997 Stock Incentive Plan	The affirmative vote of a majority of the votes cast at the Annual Meeting on this proposal (which shares voting affirmatively also constitute at least a majority of the required quorum) is required to approve the amendment to our 1997 Stock Incentive Plan (the “Stock Incentive Plan”). So, if you “ABSTAIN” from voting, it has the same effect as if you voted “against” this proposal.

Proposal 3: Ratify Selection of Independent Public Accountants	The affirmative vote of a majority of the votes cast at the Annual Meeting on this proposal (which shares voting affirmatively also constitute at least a majority of the required quorum) is required to ratify the selection of independent public accountants. So, if you “ABSTAIN” from voting, it will have the same effect as a vote against this proposal.

The Effect of Broker Non-Votes	If your broker holds your shares in its name, the broker will be entitled to vote your shares on Proposals 1 and 3 even if it does not receive instructions from you.

If your broker does not vote your shares on Proposal 1, it will have no effect on the outcome of the proposal.

If your broker does not vote your shares on Proposals 2 or 3, it will have the same effect as a vote “against” that proposal.

How Many Directors Have Been Nominated?

Our Board of Directors is divided into two classes, with one-half of the directors elected each year for a two-year term. Our Board of Directors has nominated three directors to stand for re-election as Class II directors. Your proxy cannot be voted for a greater number of directors than three, the number of nominees named by our Board.

Our Board of Directors is currently composed of five directors (three Class II directors and two Class I directors), which is one fewer than the number of directors fixed pursuant to our Bylaws. The one vacancy in Class I may be filled at any time by a new director approved by a majority of our Board of Directors. Our Nominating Committee is currently undertaking a search to identify a potential new director to fill this Class I vacancy.

How Are Directors Nominated?

The Nominating Committee of the Board of Directors nominated the directors standing for election at this meeting. Nominations for directors may be made by any UPFC shareholder pursuant to Section 2.11 of our Bylaws. Section 2.11 of our Bylaws provides that any shareholder may nominate directors for election as long as the shareholder complies with the timely notice provisions set forth in Section 2.11 (as well as any additional requirements under any applicable law or regulation). The timely notice provisions of Section 2.11 state as follows:

“A shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the corporation . . . not less than one hundred twenty (120) days prior to the day and month on which, in the immediately preceding year, the corporation’s proxy statement was released to shareholders or if the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed. Such shareholder’s notice shall set forth (A) as to each person whom the shareholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person and (ii) the principal occupation or employment of such person and the class and number of shares of the corporation which are beneficially owned by such person that are required to be disclosed in solicitations of the proxies with respect to nominees for election as directors, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a directors, if elected); (B) as to each action item required to be included on the agenda, a description, in sufficient detail, of the purpose and effect of the proposal to the extent necessary to properly inform all shareholders entitled to vote thereon prior to any such vote; and (C) as to the shareholder giving the notice, (i) the name and address, as they appear on the corporation’s books, of such shareholder and the class and (ii) number of shares of the corporation which are beneficially owned by such shareholder.”

No person nominated by a shareholder shall be elected as a director of UPFC unless nominated in accordance with the procedures set forth in Section 2.11 of our Bylaws. Based on our Bylaws, any shareholder desiring to nominate directors at this meeting should have sent notice by January 14, 2005.

What are the Costs of Soliciting these Proxies?

We will pay all the costs of soliciting these proxies. In addition to mailing proxy-soliciting material, our directors, officers and employees also may solicit proxies in person, by telephone or by other electronic means of communication for which they will receive no compensation. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their reasonable expenses. In addition, we may pay for and use the services of individuals or companies specializing in the solicitation of proxies in connection with the solicitation of proxies, if the Board of Directors determines this is advisable. We have retained the services of U.S. Stock Transfer Corporation to assist in the distribution and tabulation of proxies at an estimated cost of $1,500, plus certain out-of-pocket expenses.

How Do I Obtain an Annual Report on Form 10-K?

If you would like a copy of our Annual Report on Form 10-K for the year ended December 31, 2004 that we filed with the Securities and Exchange Commission (“SEC”), we will send you one without charge. Please write to:

United PanAm Financial Corp. 3990 Westerly Place, Suite 200 Newport Beach, California 92660 Attention: Sherry Landy, Assistant Secretary

INFORMATION ABOUT UPFC STOCK OWNERSHIP

Which Shareholders Own 5% or More of UPFC’s Common Stock?

The following table shows, as of April 26, 2005, all persons (including “groups” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) we know to be “beneficial owners” of more than five percent (5%) of our common stock. This information is based on Schedule 13G reports filed with the SEC by each of the persons listed in the table below. If you wish, you may obtain a copy of these reports from the SEC.

	Common Stock Beneficially Owned(1)
Name and Address of Beneficial Owner	Number of Shares(2)	Percent of Class
Guillermo Bron(3) 1901 Avenue of the Stars, Suite 470 Los Angeles, California 90067	11,200,000	63.80%

BVG West Corp.(4) 1901 Avenue of the Stars, Suite 470 Los Angeles, California 90067	10,050,000	60.81%

Pan American Financial, L.P.(5) 1901 Avenue of the Stars, Suite 470 Los Angeles, California 90067	8,681,250	52.53%

Ray Thousand(6) 3990 Westerly Pl., Suite 200 Newport Beach, CA 92660	1,734,250	9.51%

Wasatch Advisors, Inc. 150 Social Hall Avenue Salt Lake City, Utah 84111	1,803,485	10.91%

(1)	“Beneficial ownership” is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. For example, a person has beneficial ownership of a share not only if he or she owns the share in the usual sense, but also if he or she has the power to vote, sell or otherwise dispose of the share. Beneficial ownership also includes that number of shares which a person has the right to acquire within 60 days of April 26, 2005.
(2)	Except as otherwise noted below, each of the persons identified above has sole voting and investment power over the shares of common stock shown as beneficially owned, subject to community property laws where applicable.
(3)	Mr. Bron is the record owner of 120,000 of such shares and has the right to acquire within 60 days of April 26, 2005, 1,030,000 shares upon exercise of stock options granted pursuant to the UPFC Amended and Restated 1997 Employee Stock Incentive Plan, as amended (the “Stock Incentive Plan”). Mr. Bron also beneficially owns 10,050,000 shares through his control of and majority shareholding of the common stock of BVG West Corp. and his position as President and director of BVG West Corp. See Footnotes 4 and 5 below.
(4)	BVG West Corp. is the record owner of 1,368,750 such shares. BVG West Corp. also beneficially owns 8,681,250 of such shares in its capacity as the sole general partner of Pan American Financial, L.P. (“PAFLP”).
(5)	Mr. Bron and related persons, as members of PAFLP, will be entitled to receive 5,376,320 shares of the common stock held by PAFLP.
(6)	Mr. Thousand is the record owner of 28,000 such shares and has the right to acquire within 60 days of April 26, 2005, 1,706,250 shares upon exercise of stock options granted pursuant to the Stock Incentive Plan.

How Much of UPFC’s Common Stock is Owned by Directors and Executive Officers?

The following table shows, as of April 26, 2005, beneficial ownership of UPFC common stock by each of our directors, nominees for directors, named executive officers and our directors and executive officers as a group.

	Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares(2)		Percent of Class(3)
Guillermo Bron	11,200,000	(4)	63.80%
Ray C. Thousand	1,734,250	(5)	9.51%
Garland Koch	208,205	(6)	1.25%
Ron R. Duncanson	114,250	(7)	*
Mitchell G. Lynn	219,528	(8)	1.32%
Luis Maizel	136,200	(9)	*
Mario Radrigan	367,400	(10)	2.04%
Directors and executive officers as a group ( 7 people)	13,979,833	(11)	69.90%

*	Less than one percent.
(1)	“Beneficial ownership” is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. For example, a person has beneficial ownership of a share not only if he or she owns the share in the usual sense, but also if he or she has the power to vote, sell or otherwise dispose of the share. Beneficial ownership also includes that number of shares which a person has the right to acquire within 60 days of April 26, 2005.
(2)	Except as otherwise noted below, each of the persons identified above has sole voting and investment power over the shares of common stock shown as beneficially owned, subject to community property laws where applicable.
(3)	Shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 26, 2005 are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.
(4)	Includes (i) 1,368,750 shares owned of record by BVG West Corp., a corporation controlled by Mr. Bron, (ii) 8,681,250 shares by PAFLP, the sole general partner of which is BVG West Corp., and (iii) 1,030,000 shares issuable upon the exercise of stock options granted pursuant to the Stock Incentive Plan, which options are exercisable within 60 days of April 26, 2005.
(5)	Includes 1,706,250 shares issuable upon the exercise of stock options granted pursuant to the Stock Incentive Plan, which options are exercisable within 60 days of April 26, 2005.
(6)	Includes 97,680 shares issuable upon the exercise of stock options granted pursuant to the Stock Incentive Plan, which options are exercisable within 60 days of April 26, 2005.
(7)	Includes 103,750 shares issuable upon the exercise of stock options granted pursuant to the Stock Incentive Plan, which options are exercisable within 60 days of April 26, 2005. Excludes 4,300 shares held by Mr. Duncanson’s children, as to which shares Mr. Duncanson disclaims beneficial ownership.
(8)	Includes 55,000 shares issuable upon the exercise of stock options granted pursuant to the Stock Incentive Plan, which options are exercisable within 60 days of April 26, 2005. Excludes 10,000 shares held by Mr. Lynn’s child, as to which shares Mr. Lynn disclaims beneficial ownership.
(9)	Includes 115,000 shares issuable upon the exercise of stock options granted pursuant to the Stock Incentive Plan, which options are exercisable within 60 days of April 26, 2005. Excludes 2,000 shares held by LM Capital Management Pension Plan, as to which shares Mr. Maizel disclaims beneficial ownership. Mr. Maizel is entitled to receive 106,239 shares of common stock held by PAFLP. Mr. Maizel disclaims beneficial ownership of the shares of common stock held by PAFLP.
(10)	Includes 365,400 shares issuable upon the exercise of stock options granted pursuant to the Stock Incentive Plan, which options are exercisable within 60 days of April 26, 2005.
(11)	Includes 3,473,080 shares issuable upon the exercise of stock options granted pursuant to the Stock Incentive Plan, which options are exercisable within 60 days of April 26, 2005.

BOARD MATTERS

The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. To that end, the Board has engaged in a regular process of reviewing our corporate governance policies and practices in light of proposed and adopted laws and regulations, including the Sarbanes-Oxley Act of 2002, the rules of the SEC, and the rules and listing standards of the Nasdaq National Market (“Nasdaq”).

Board Qualification and Selection Process

Our Nominating Committee reviews, evaluates and proposes prospective candidates for our Board of Directors. The Nominating Committee recommends director nominees for selection to our Board and the Board selects the nominees for election as directors. Each member of our Board should possess the highest personal and professional ethics and integrity and be devoted to representing the best interests of UPFC and its shareholders. The goal of the Nominating Committee is to maintain a strong and experienced Board by continually assessing the Board’s business background, current responsibilities, level of independence, community involvement and expected period of time available for service. In evaluating director nominees, the Nominating Committee considers a variety of factors, including the mix of skills, experience, contacts and other qualities. Other important factors to be considered by the Nominating Committee in the selection of nominees for the position of director include current knowledge and contacts in UPFC’s industry and other industries relevant to UPFC’s business, ability to work together as an effective group and ability to commit adequate time to serve as a director.

The Nominating Committee will conduct an annual assessment of the composition of the Board, and will advise the Board on any proposed changes or enhancements to Board composition and structure. The Nominating Committee has the authority to retain a search firm to identify director candidates.

Our policies and procedures regarding the selection of director nominees are described in greater detail in the Nominating Committee Charter, which is available on our website at www.upfc.com. In addition, printed copies of the Nominating Committee Charter are available upon written request to:

Sherry Landy, Assistant Secretary United PanAm Financial Corp. 3990 Westerly Place, Suite 200 Newport Beach, CA 92660

Consideration of Shareholder Nominees

The policy of the Nominating Committee is to consider properly submitted shareholder recommendations for candidates for membership on the Board of Directors. In evaluating potential nominees, the Nominating Committee will look at the same factors described under the heading “Board Qualification and Selection Process” above. Recommendations for director nominees must be submitted in writing, should meet the requirements of Section 2.11 of our Bylaws and should be sent to:

Sherry Landy, Assistant Secretary United PanAm Financial Corp. 3990 Westerly Place, Suite 200 Newport Beach, CA 92660

The Nominating Committee will then screen potential candidates to determine if they meet the qualification criteria. For those candidates who meet the criteria, the Nominating Committee will conduct a due diligence review of the candidates’ qualifications. Additional procedures for shareholders to directly nominate directors is set forth above under the heading “How Are Directors Nominated?”

Executive Sessions

Executive sessions of independent directors will be held from time to time. The Board contemplates that executive sessions will occur at least twice a year in conjunction with regularly scheduled Board meetings.

Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of our Board of Directors at our annual meetings, it is customary for all of our directors to attend such meetings. All of our directors attended the 2004 annual meeting of shareholders.

Communications with the Board

Individuals may communicate directly with the Board of Directors by writing to the Chairman of the Board at the following address:

United PanAm Financial Corp. Attn: Chairman of the Board 3990 Westerly Place, Suite 200 Newport Beach, CA 92660 Phone 949-224-1917 / Fax 949-224-1912

The communication may be mailed, delivered by personal delivery, messenger, courier, facsimile or regular, certified or registered mail.

Code of Ethics

We have adopted a Code of Personal Business Conduct and Ethics governing activities by all directors, officers and employees. The Code of Personal Business Conduct and Ethics is available on our website at www.upfc.com. In addition, printed copies of the Code of Personal Business Conduct and Ethics are available upon written request to:

Sherry Landy, Assistant Secretary United PanAm Financial Corp. 3990 Westerly Place, Suite 200 Newport Beach, CA 92660

Any amendments or waivers to the Code of Personal Business Conduct and Ethics will promptly be disclosed by posting on our website.

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

Board of Directors

The Board of Directors oversees our business and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through, among other things, discussions with the Chief Executive Officer, other key executives and our principal external advisers (legal counsel, outside auditors, investment bankers and other consultants), by reading reports and other materials that we send them and by participating in Board and committee meetings.

Biographical information about the directors is provided on pages 11 through 12. The full Board met 12 times during 2004. Each incumbent director attended at least 75% of the aggregate of (i) the 12 meetings of the Board, and (ii) the total number of meetings of the committees on which he served.

Independent Directors

The Board of Directors has determined that each of Mr. Duncanson, Mr. Lynn and Mr. Maizel are “independent,” as defined under Rule 4200 (a) (15) of the Nasdaq listing standards.

Committees of the Board

The Board may delegate portions of its responsibilities to committees of its members. These “standing committees” of the Board meet at regular intervals to attend to their particular areas of responsibility. Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee.

Audit Committee

The Audit Committee operates under a written charter adopted by the Board of Directors. Among other things, the purpose of the Audit Committee is to oversee and monitor the integrity of our financial statements and our internal accounting and financial controls, our independent auditor’s qualifications, independence and compensation, the performance of our internal audit function and independent auditors, and our compliance with legal and regulatory requirements.

The Audit Committee is chaired by Mr. Duncanson, and consists of Messrs. Duncanson, Lynn and Maizel. The Board has determined that each of Mr. Duncanson, Mr. Lynn and Mr. Maizel is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. The Board has also determined that each of Mr. Duncanson, Mr. Lynn and Mr. Maizel is an independent director and meets each of the other requirements for Audit Committee members under the applicable listing standards of Nasdaq.

The Audit Committee held 7 formal meetings in 2004. A copy of the current charter for the Audit Committee is available on our website at www.upfc.com. The charter is reviewed annually. The report of the Audit Committee for the 2004 fiscal year is found on page 17 of this Proxy Statement.

Compensation Committee

The Compensation Committee operates under a written charter adopted by the Board of Directors. Among other things, the purpose of the Compensation Committee is to oversee UPFC’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans, review and recommend to the Board of Directors the salaries, bonuses and perquisites of our executive officers, determine the individuals to whom, and the terms upon which, awards under our Stock Incentive Plan, management incentive plans and 401(k) plan are granted, make periodic reports to the Board of Directors as to the status of such plans, and review and recommend to the Board of Directors additional compensation plans.

The Compensation Committee is chaired by Mr. Lynn, and consists of Messrs. Lynn, Duncanson and Maizel. The Board has determined that each of Mr. Lynn, Mr. Duncanson and Mr. Maizel is an independent director under the applicable listing standards of Nasdaq.

The Compensation Committee held 1 formal meeting in 2004. A copy of the current charter for the Compensation Committee is available on our website at www.upfc.com. The charter is reviewed annually. The report of the Compensation Committee for the 2004 fiscal year is found on page 21 of this Proxy Statement.

Nominating Committee

The Nominating Committee operates under a written charter adopted by the Board of Directors. Among other things, the purpose of the Nominating Committee is to recommend to the Board the director nominees to be proposed by UPFC for election at each annual meeting of shareholders, assist in the identification, evaluation and nomination of potential candidates for membership on the Board and make recommendations regarding overall Board composition, recommend performance criteria and conduct evaluations of Board performance, and recommend to the Board director nominees for each committee.

The Nominating Committee is chaired by Mr. Duncanson, and consists of Messrs. Duncanson, Lynn and Maizel. The Board has determined that each of Mr. Duncanson, Mr. Lynn and Mr. Maizel is an independent director under the applicable listing standards of Nasdaq.

The Nominating Committee was formed on March 24, 2004, but did not hold any formal meetings in 2004. A copy of the current charter for the Nominating Committee is available on our website at www.upfc.com. The charter will be reviewed annually.

Compensation Committee Interlocks and Insider Participation

All decisions involving executive officer compensation are made by our Compensation Committee, consisting of Messrs. Duncanson, Lynn and Maizel. None of the members of the Compensation Committee is or has been an officer or employee of UPFC or any of its subsidiaries. None of our executive officers currently serves as a director or member of the compensation committee of another entity or of any other committee of another entity’s board of directors performing similar functions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. These persons are required to provide us with copies of all Section 16(a) reports that they file. Based solely upon a review of these reports and written representations from our directors and executive officers, we believe that all Section 16(a) filing requirements were satisfied during or with respect to the year ended December 31, 2004, except that a late Form 4 was filed on behalf of each of Mr. Duncanson, Mr. Lynn and Mr. Maizel relating to their exercise of options to acquire 15,000 shares of UPFC common stock.

How We Compensate Directors

Each non-employee director is paid $10,000 per year for service on the Board of Directors, plus an additional $5,000 per year for service as chair of one or more Board committees. This compensation is payable quarterly. Directors who were also employees during 2004 were not compensated for their services on the Board of Directors.

We reimburse directors for all reasonable and documented expenses incurred as a director. In addition, directors are eligible to participate in our Stock Incentive Plan and all directors have been granted options in accordance with such plan. Stock options granted to directors generally vest annually, subject to continued service either on the Board of Directors or as employees of UPFC. Directors are also entitled to the protection of certain indemnification provisions in our Articles of Incorporation and Bylaws.

Certain Relationships and Related Transactions

We entered into a registration rights agreement, as amended, with PanAmerican Financial, L.P., which we refer to as the partnership, an entity that is one of our principal shareholders in order to provide for the orderly distribution of 2,200,000 shares of UPFC common stock currently held by the partnership. Pursuant to the registration rights agreement, we filed a registration statement on Form S-3 (Registration No. 333-110478), as amended, to register the sale of UPFC common stock by the partnership as a selling shareholder. As of April 26, 2005 the registration statement has been withdrawn but may still be refiled pursuant to the registration rights agreement. The partnership is in the process of dissolving. As part of that dissolution, the partnership will distribute UPFC common stock to its limited partners, which distribution is subject to certain lock-up agreements. The general partner of the partnership is controlled by Guillermo Bron, Chairman of our Board of Directors. All of the UPFC shares being registered and being offered by the partnership are considered to be beneficially owned by Mr. Bron. For more information, see “Which Shareholders Own 5% or More of UPFC’s Common Stock?” One of the limited partners is a trust related to Luis Maizel, one of our directors.

Expenses relating to the filing and preparing of the registration statement have been paid by UPFC. As of April 26, 2005, $672,000 has been advanced. Under the registration rights agreement, regardless of whether an offering is consummated, the partnership agreed to reimburse UPFC for all registration expenses incurred; provided, however, that if UPFC does not fulfill certain of its obligations under the registration rights agreement solely as a result of any failure by UPFC to use its commercially reasonable efforts to perform the actions which it is required to perform under the registration rights agreement or a wrongful refusal by UPFC to comply with any material term or fulfill any material condition which is applicable to it under the registration rights agreement, then UPFC agrees to reimburse the partnership for any registration expenses reimbursed or reasonably incurred by it. The partnership is responsible to pay all underwriting discounts, selling commissions, stock transfer taxes and all fees applicable to the sale of the registered shares and the fees of its own counsel.

Biographical Information of the Board of Directors

Set forth below are the names and biographies of our Board of Directors.

Name and Age	Principal Occupation and Business Experience
Class I Directors (whose terms continue until 2006)

Ron R. Duncanson (44)	Mr. Duncanson has served as a director of UPFC since May 1999, and currently serves as Chairman of UPFC’s Audit Committee and Nominating Committee. Mr. Duncanson served as a director of Pan American Bank, FSB (the “Bank”), a federally chartered savings association and wholly-owned subsidiary of UPFC, from 1994 until its dissolution in February 2005. Mr. Duncanson has also served as a management consultant to Vintaco, Inc, where he oversees startup businesses and an active mid-size commercial real estate portfolio, since 1992. Prior to joining Vintaco, Inc., Mr. Duncanson served six (6) years with the Treasury Department, Office of Thrift Supervision, where he was a senior analyst in mergers and acquisitions. Mr. Duncanson was an auditor for Wells Fargo Bank from 1984 to 1986.

Name and Age	Principal Occupation and Business Experience
Class I Directors (whose terms continue until 2006)

Mitchell G. Lynn (56)	Mr. Lynn has served as a director of UPFC since April 2001, and currently serves as Chairman of UPFC’s Compensation Committee. Mr. Lynn served as a director of the Bank from 2001 until its dissolution in February 2005. Since 1995, Mr. Lynn has been President/Founder of CRI2000, LP and several subsidiaries which engage in a variety of activities, but primarily the design/development/manufacture of consumer products for wholesale distribution. From 1979 to 1994, Mr. Lynn held various senior executive level positions including member of the board of directors/executive committee with the Price Company and Price/Costco. Mr. Lynn is currently a director of Bodega Latina, a warehouse grocery retailer focusing on the Hispanic market in Southern California.
Class II Directors (directors to be elected at the 2005 annual meeting)

Guillermo Bron (53)	Mr. Bron has served as Chairman of the Board and a director of UPFC since April 1994, and as a director of the Bank from 1994 until its dissolution in February 2005. In 2002, Mr. Bron was a director of Telemundo Group, Inc. Mr. Bron is President of BVG West Corp., the sole general partner of Pan American Financial, L.P. Mr. Bron founded UPFC and organized a Hispanic investor group that acquired certain assets and assumed certain liabilities of the Bank’s predecessor from the Resolution Trust Corporation in April 1994. Since July 1994, Mr. Bron has been an officer, director and principal stockholder of a general partner of Bastion Capital Fund, L.P., a private equity investment fund. Previously, Mr. Bron was a Managing Director of Corporate Finance and Mergers and Acquisitions at Drexel Burnham Lambert.

Luis Maizel (54)	Mr. Maizel has served as a director of UPFC since October 1997, and currently serves as Chairman of UPFC’s Investment Committee. Mr. Maizel has been President of LM Capital Group, LLC since 1989 and LM Advisors, Inc. since 1984. Mr. Maizel currently serves as a director of both such companies, which are pension fund management and financial consulting firms. From 1980 to 1984, Mr. Maizel was President of Industrias Kuick, S.A. and Blount Agroindustras, S.A., manufacturers of agribusiness equipment.

Ray C. Thousand (47)	Mr. Thousand has served as a director of UPFC since September 2000, as Chief Executive Officer of UPFC since June 2004, as President and Secretary of UPFC since January 2001, and as Chief Operating Officer of UPFC from January 2001 until June 2004. Mr. Thousand has served as President, Chief Executive Officer and a director of United Auto Credit Corporation (“UACC”), a wholly-owned subsidiary of UPFC, since February 1996. Mr. Thousand also served as President and Chief Executive Officer of the Bank from January 2001 until its dissolution in February 2005. Previously, Mr. Thousand held positions in consumer and commercial lending with Norwest Financial from 1979 to 1985, and executive positions with Bank of America/Security Pacific Credit from 1985 to 1993, TransAmerica Business Credit in 1994 and Fidelity Funding Financial Group from 1994 to 1995 with emphasis on lending to consumer finance companies engaged in indirect automobile lending.

Biographical Information of Executive Officers

Set forth below are the names and biographies of UPFC’s executive officers, except for Mr. Bron, our Chairman of the Board, and Mr. Thousand, our President, Chief Executive Officer and Secretary, whose biographies are provided above under the heading “Biographical Information of the Board of Directors.”

Name and Age	Principal Occupation and Business Experience
Garland Koch (53)	Mr. Koch has served as Executive Vice President and Chief Financial Officer of UPFC since June 2004, and as Senior Vice President and Chief Financial Officer of UPFC from July 2001 until June 2004. Mr. Koch has served as Senior Vice President and Chief Financial Officer of UACC since October 2000, as Executive Vice President and Chief Financial Officer of the Bank from June 2004 until its dissolution in February 2005, and as Senior Vice President and Chief Financial Officer of the Bank from July 2001 until June 2004. From December 1994 to October 2000, Mr. Koch served as Senior Vice President and Chief Financial Officer of First Citizens National Bank and as Vice President and Chief Financial Officer of First Citizens Financial Corporation, both located in Mason City, Iowa. From March 1987 to December 1994, Mr. Koch served as Senior Vice President and Chief Financial Officer of First National Bank in Clarion, Iowa. Mr. Koch is a certified public accountant.

Mario Radrigan (43)	Mr. Radrigan has served as Executive Vice President and Chief Administrative Officer of UPFC since June 2004, as Senior Vice President of UPFC from July 2001 until June 2004, and as Executive Vice President, Senior Vice President and Vice President of Marketing of UACC since February 1996. Mr. Radrigan also served as Senior Vice President of the Bank from July 2001 until its dissolution in February 2005. From September 1993 until February 1996, Mr. Radrigan served as Finance Director of Webb Automotive Group. Mr. Radrigan also served as Finance Director of Peyton Cramer Automotive Group from June 1988 to September 1993, as Senior Credit Analyst for Toyota Motor Credit Corporation from February 1986 to June 1988, and as Account Representative for General Motors Acceptance Corporation from August 1981 to February 1986.

How We Compensate Executive Officers

The following table summarizes information about compensation paid to or earned by our Chief Executive Officer and compensation paid to or earned by our four other most highly compensated executive officers who earned salary and bonus compensation in excess of $100,000 during 2004 and were serving as executive officers at December 31, 2004. In all cases, the officers concerned earned all the compensation shown for their services, in all their capacities, to UPFC or its subsidiaries during 2004, 2003, and 2002.

						Long-Term Compensation				All Other Compensation ($)
		Annual Compensation				Awards			Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Restricted Stock Awards	Securities Underlying Options/ SARs		LTIP Payouts
Guillermo Bron Chairman of the Board(3)	2004 2003 2002	191,000 150,000 150,000	150,000 127,500 —	2,400 2,400 2,400	(1) (1) (1)	— — —	— — 750,000	(2)	— — —	— — —

Ray C. Thousand President, Chief Executive Officer and Secretary; Chief Executive Officer of United Auto Credit Corporation	2004 2003 2002	300,000 240,000 220,000	240,000 220,000 200,000	2,400 2,400 2,400	(1) (1) (1)	— — —	— — 900,000	(2)	— — —	— — —

Garland W. Koch Executive Vice President and Chief Financial Officer	2004 2003 2002	150,000 150,000 150,000	75,000 75,000 62,500	5,400 2,400 2,400	(1) (1) (1)	— — —	10,000 —	(2)	— — —	— — —

Mario Radrigan Executive Vice President	2004 2003 2002	150,000 150,000 150,000	75,000 75,000 62,500	5,400 2,400 2,400	(1) (1) (1)	— — —	— 10,000 —	(2)	— — —	— — —

(1)	Consists primarily of an automobile allowance.
(2)	Consists of shares issuable pursuant to options granted under the Stock Incentive Plan.
(3)	Mr. Bron served as Chief Executive Officer of UPFC from January 2001 until June 2004.

The following table sets forth information concerning stock options granted during 2004 to the named executive officers.

Option Grants in 2004

Individual Grants

	Shares of Common Stock Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Application for Option Term (1)
Name					5% ($)	10% ($)
Garland Koch	10,000	2.33%	$15.47	6/4/2014	$97,440	$247,464

(1)	The Potential Realizable Value is the product of (a) the difference between (i) the product of the market price per share at the date of grant and the sum of (A) 1 plus (B) the assumed rate of appreciation of the common stock compounded annually over the term of the option and (ii) the per share exercise price of the option and (b) the number of shares of common stock underlying the option at December 31, 2004. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on a variety of factors, including market conditions and the price performance of the common stock. There can be no assurance that the rate of appreciation presented in this table can be achieved.

The following table sets forth specific information concerning exercises of options to purchase UPFC common stock in 2004, and unexercised options held as of December 31, 2004, by the named executive officers.

Aggregated Option Exercises in Fiscal Year 2004 and Fiscal Year-End Option Values

	Shares Acquired on Exercise (#)	Value Realized ($) (2)	Number of Shares of Common Stock Underlying Unexercised Options at Year-End (#)		Value of Unexercised In-the-Money Options at Year-End (1) ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Guillermo Bron	—	—	1,030,000	—	$7,276,800	$—
Ray C. Thousand	—	—	1,706,250	414,000	20,489,877	7,653,780
Garland Koch	—	—	97,680	38,000	842,792	300,520
Mario Radrigan	—	—	365,400	78,000	5,633,695	706,680

(1)	The value of unexercised “in-the-money” options is the difference between the closing market price ($19.06 per share) of common stock on December 31, 2004 as reported on the Nasdaq National Market and the exercise price of the option, multiplied by the number of shares subject to the option. No value was reported for options granted with an exercise price in excess of the December 31, 2004 closing market price.
(2)	The value realized is the difference between the fair market value of the underlying stock at the time of exercise and the exercise price.

The following table summarizes information as of December 31, 2004 relating to equity compensation plans of UPFC pursuant to which grants of options, restricted stock or other rights to acquire shares may be acquired from time to time.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	4,877,522	$7.22	105,270
Equity compensation plans not approved by security holders	—	—	—

Total	4,877,522	$7.22	105,270

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

We have entered into employment agreements with Messrs. Bron, Thousand, Radrigan and Koch.

We have entered into an employment agreement with Guillermo Bron under which Mr. Bron is employed as the Chairman of the Board for the three years through December 31, 2006. Under this agreement Mr. Bron is entitled to receive:

•	an annual salary of $200,000 in 2004, $225,000 in 2005, and $250,000 in 2006;

•	an annual bonus subject to the discretion of the Board of Directors; and

•	an automobile allowance of $200 per month.

We have entered into an employment agreement with Ray C. Thousand under which Mr. Thousand will be employed as President and Chief Executive Officer of UPFC and President and Chief Executive Officer of UACC for the five years through December 8, 2008. Under this agreement, Mr. Thousand is entitled to:

•	an annual base salary of $300,000 in 2004, $325,000 in 2005, $350,000 in 2006, $375,000 in 2007 and $400,000 in 2008;

•	an annual cash bonus of up to 100% of his base salary based upon the satisfaction of specified performance goals relating to loan volume, pre-tax profit, delinquencies and charge-offs; and

•	an automobile allowance of $200 per month.

UPFC and UACC have entered into an employment agreement with Mario Radrigan under which Mr. Radrigan will be employed as Executive Vice President for the three years through March 1, 2008. Under this agreement, Mr. Radrigan is entitled to:

•	an annual base salary of $180,000 through February 28, 2006, $190,000 through February 28, 2007 and $200,000 through February 28, 2008;

•	an annual cash bonus of up to 50% of his base salary based upon the satisfaction of specified performance goals relating to loan volume, pre-tax profit, delinquency and charge-offs; and

•	an automobile allowance of $200 per month.

UPFC and UACC have entered into an employment agreement, as amended, with Garland Koch under which Mr. Koch will be employed as Executive Vice President and Chief Financial Officer for the three years through March 1, 2008. Under this agreement, Mr. Koch is entitled to:

•	an annual base salary of $180,000 through February 28, 2006, $190,000 through February 28, 2007 and $200,000 through February 28, 2008;

•	an annual cash bonus of up to 50% of his base salary based upon the satisfaction of specified performance goals relating to loan volume, pre-tax profit, delinquency and charge-offs; and

•	an automobile allowance of $500 per month.

Audit Committee Report

The following Report of the Audit Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference, and shall not otherwise be deemed filed under such acts.

The Audit Committee of UPFC’s Board of Directors (the “Committee”) operates under a written charter adopted by the Board of Directors.

The Committee met and held discussions with management and the independent accountants regarding current audit activities and the plans and results of selected internal audits. Management has the primary responsibility for UPFC’s systems of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of UPFC’s consolidated financial statements in accordance with generally accepted accounting standards and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these processes. The Committee also provides guidance in matters regarding ethical considerations and business conduct and monitors compliance with laws and regulations. The Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent accountants.

The Committee appointed UPFC’s independent accountants, subject to shareholder ratification. UPFC’s independent accountants also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independent Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm’s independence.

Management represented to the Committee that UPFC’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). Based on these discussions and reviews, the Committee recommended that the Board of Directors include the audited consolidated financial statements in UPFC’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Ron R. Duncanson, Chairman

Luis Maizel

Mitchell G. Lynn

Independent Public Accountants

Resignation of KMPG LLP

On September 24, 2004, we received a letter from KPMG LLP (“KPMG”), our independent auditors, confirming a telephone conversation with us that “the client-auditor relationship between [us] and [KPMG] has ceased.”

The reports of KPMG on our consolidated financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles except that KPMG’s report on our consolidated financial statements as of and for the years ended December 31, 2003 and 2002 contained a separate paragraph stating that “the consolidated financial statements have been restated as discussed in Note 2.”

The resignation of KPMG was approved by our Audit Committee. The Audit Committee discussed with representatives of KPMG certain material weaknesses in internal controls, as described below, noted by KPMG and has taken certain actions, as described below, to address such weaknesses, in addition to actions previously taken by us, including the restatement of our financial statements for the years ended December 31, 2002 and 2003, and for the quarter ended March 31, 2004.

During the last two fiscal years and the subsequent interim period through September 24, 2004, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreements in connection with its report on the financial statements for such years.

In connection with its audit for the two most recent fiscal years and through September 24, 2004, KPMG has advised us that it noted certain material weaknesses in our internal financial reporting and accounting controls, as described below. The material weaknesses identified relate to the processes for determining the adequacy of allowances for loan losses and resources in our financial reporting and accounting departments.

Processes for Determining Adequacy of Allowances for Loan Losses. In August 2004, it came to the our attention that an error had occurred in the application of the individual static pool methodology utilized in estimating the appropriate amount of the allowance for loan losses and the related provision for loan losses and, as a result, we restated our financial statements for the years ended December 31, 2002 and 2003. The error in the application of the individual static pool methodology was such that deficiencies in the allowance for loan losses for individual static pools did not always result in an appropriate corresponding provision for loan losses to increase the allowance for that pool. Our pool-by-pool analysis was not sufficient to identify, on a timely basis, the additional provisions required to compensate for allowance shortfalls on an individual pool basis. In addition, the documentation of the systematic methodology for measuring loan losses and evaluating the appropriateness of the allowance for loan losses should be considered with the principles set forth in SEC Staff Accounting Bulletin No. 102. As a result, we determined that an additional provision for loan losses in the amount of $4,869,000 was required for 2002.

Corrective Actions in Connection with Processes for Determining Loan Loss Allowances. In addition to establishing the additional provision for loan losses for 2002, we have adopted and will continue to evaluate and enhance steps to formalize the process for determining the allowance for loan losses on a consistent basis, including establishing review and monitoring mechanisms for verifying the validity of the underlying data used in arriving at the allowance need, and evaluating, on an ongoing basis, the documentation of its methodology, consistent with applicable accounting principles, including SEC Staff Accounting Bulletin No. 102.

Resources in Financial Reporting and Accounting Departments. In connection with the restatement of our annual report for 2003 and our quarterly report for the quarter ended March 31, 2004, two other errors were noted

in the compilation of certain financial information, relating to the computation of earnings per share, as well as the discussion and disclosure of the various activities and related accounting and reporting of such information, relating to the classification of certain discontinued operations, which appeared in the previously filed reports for those periods. Those errors were corrected in the restated reports previously filed. These material weaknesses included inadequate monitoring over financial accounting standards that have been implemented and inadequate controls to appropriately interpret and implement financial accounting standards in accordance with generally accepted accounting principles.

Corrective Actions in Connection with Resources in Financial Reporting and Accounting Functions. We determined that such errors indicated the need for enhanced internal controls in the financial reporting function. In order to address this need, we have taken actions to, and will, on an ongoing basis, continue to evaluate and enhance the independent monitoring over our financial accounting standards, and to appropriately interpret and implement financial accounting standards in accordance with generally accepted accounting principles. Specifically, we have evaluated and will evaluate on an ongoing basis the need for additional resources in the financial reporting and accounting functions in order to ensure that the resources of those functions are sufficient to provide necessary internal control. Based upon that analysis and review, we intend to employ additional support personnel, including a controller with financial reporting background, to allow existing resources in our financial reporting and accounting functions to perform the enhanced internal control activities described above.

In accordance with Instruction 2 to Item 304 of Regulation S-K, a copy of the disclosures contained herein has been provided to KPMG prior to the filing of this Proxy Statement.

Disengagement of Stonefield Josephson, Inc.

On October 5, 2004, we announced the engagement of Stonefield Josephson, Inc. as our newly appointed independent accountants, replacing KPMG LLP, our former accountants. Based upon discussions with Stonefield Josephson on October 19, 2004, we determined that we would not proceed with the previously announced engagement of Stonefield Josephson as our independent accountants. The decision that we would not proceed with the engagement was approved by our Audit Committee based upon discussions with Stonefield Josephson regarding their capacity to act as our auditors pursuant to the terms of the engagement letter dated October 4, 2004.

Stonefield Josephson prepared no report on our financial statements for any period, and there were no disagreements with Stonefield Josephson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. Stonefield Josephson has not advised us of any matters constituting a reportable event for purposes of Item 304(a)(1)(v) of Regulation S-K.

In accordance with Instruction 2 to Item 304 of Regulation S-K, a copy of the disclosures contained herein has been provided to Stonefield Josephson, Inc. prior to the filing of this Proxy Statement.

Engagement of Successor Accountants

On October 19, 2004, the Audit Committee selected Grobstein, Horwath & Company LLP (“Grobstein”) as a replacement to KPMG and Stonefield Josephson. We have authorized KPMG and Stonefield Josephson to fully respond to the inquiries of Grobstein, as our successor accountants.

Principal Accountant Fees and Services

The following is a summary of the fees billed to us by our current independent public accountant firm, Grobstein, Horwath & Company LLP for professional services rendered for the fiscal years ended December 31, 2004 and December 31, 2003:

Types of Fees	2004	2003
Audit Fees	$330,325	—
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$330,325	—

The following is a summary of the fees billed to us by our former independent public accountant firm, KPMG LLC for professional services rendered for the fiscal years ended December 31, 2004 and December 31, 2003:

Types of Fees	2004	2003
Audit Fees	$125,000	$301,500
Audit-Related Fees	—	—
Tax Fees	$191,391	$349,544
All Other Fees	$24,848	—
Total Fees	$341,239	$651,044

The following is a summary of the fees billed to us by our former independent public accounting firm, Stonefield Josephson, Inc. for professional services rendered for the fiscal years ended December 31, 2004 and December 31, 2003:

Types of Fees	2004	2003
Audit Fees	—	—
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	—	—

In the above tables, in accordance with the definitions of the SEC, “Audit Fees” include fees for the audit of our consolidated financial statements included in our annual reports on Form 10-K, review of the unaudited financial statements included in our quarterly reports on Form 10-Q, comfort letters, consents, assistance with documents filed with the SEC, and accounting and reporting consultation in connection with the audit and/or quarterly reviews. “Audit-Related Fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. “Tax Fees” include fees for tax compliance and tax planning. “All Other Fees” are fees for any services not included in the first three categories.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditors. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditors are engaged to perform it. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services provided that the Chair reports any decisions to the Committee at its next scheduled meeting.

The Audit Committee considered the compatibility of the provision of other services by its independent auditors with the maintenance of such independent auditors’ independence. The Audit Committee approved all audit and non-audit services provided by KPMG and Grobstein in 2004.

Compensation Committee’s Report on Executive Compensation

The Report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference, and shall not otherwise be deemed filed under such acts.

The Compensation Committee establishes our overall compensation and employee benefits and approves specific compensation levels for executive officers. It is a goal of the Compensation Committee to implement executive officer compensation programs that further our business objectives and that attract, retain and motivate the highest qualified executive officers.

Our executive compensation policies and specific executive compensation programs are adopted and administered in accordance with the principal goal of maximizing return on shareholders’ equity. The Compensation Committee believes that this performance goal and the long-term interests of our shareholders are generally best achieved by attracting and retaining management of high quality and that such management will require commensurate compensation. The Compensation Committee believes that our executive officer compensation policies are consistent with this policy.

In addition, the Compensation Committee believes that while our compensation programs should reflect the philosophy that executive compensation levels be linked to UPFC’s performance, such compensation programs should also be competitive and consistent with those provided to others holding positions of similar responsibility in the banking and financial services industry. Our compensation plans are designed to assist us in attracting and retaining qualified employees critical to our long-term success, while enhancing employees’ incentives to perform to their fullest abilities, to increase profitability and to maximize shareholder value.

Certain of our executive officers, including the Chief Executive Officer, have written employment agreements with us (See “Employment Contracts, Termination of Employment and Change-in-Control Arrangements” on page 15, above). The Compensation Committee determines the levels of compensation that we grant in such employment agreements, and the levels of compensation that we grant to other executive officers from time to time, based on factors that it deems appropriate.

Annual compensation levels for executive officers and compensation levels to be implemented from time to time in written employment agreements with executive officers are determined by the Compensation Committee based primarily on its review and analysis of the following factors: the responsibilities of the position, the performance of the individual and his or her general experience and qualifications, our overall financial performance (including return on equity, levels of general and administrative expense and budget variances) for the previous year and the contributions to such performance measures by the individual or his or her department, the officer’s total compensation during the previous year, compensation levels paid by comparable companies in similar industries, the officer’s length of service with us, and the officer’s effectiveness in dealing with external and internal audiences. The Compensation Committee believes that the base compensation of the executive officers is competitive with companies of similar size and with comparable operating results in similar industries.

The base salary of our Chief Executive Officer was determined primarily on the terms of his employment agreement. The agreement set Mr. Thousand’s base salary at $300,000, and provides for an annual cash bonus of up to 100% of his base salary based upon the satisfaction of specified performance goals relating to loan volume, pre-tax profit, delinquencies and charge-offs. Based on the foregoing, in 2004 Mr. Thousand received a base salary of $300,000 and a bonus of $240,000.

While the Compensation Committee establishes salary and bonus levels based on the above described criteria, the Compensation Committee also believes that encouraging equity ownership by executive officers further aligns the interests of the officers with the performance objectives of our shareholders and enhances our ability to attract and retain highly qualified personnel on a basis competitive with industry practices. Stock options granted by UPFC pursuant to the Stock Incentive Plan help achieve this objective, and provide additional compensation to the officers to the extent that the price of the common stock increases over fair market value on the date of grant. Stock options have been granted to the executive officers and to other officers or key employees of UPFC. Through the Stock Incentive Plan, there will be an additional direct relationship between our performance and benefits to plan participants.

Eligible employees are also able to participate in our 401(k) Plan. The 401(k) Plan permits participants to make 401(k) contributions on a pretax basis. All employees of UPFC and its subsidiaries who are at least age 21 are eligible to participate in the 401(k) Plan on the first day of the month following the completion of six months of service. Participants can contribute up to 60% of their pretax compensation to the 401(k) Plan annually, subject to certain legal limitations. The 401(k) Plan also provides that UPFC and its subsidiaries will make a matching contribution on behalf of each eligible participant equal to 50% of the 401(k) contributions made by such participants, up to 6% of their individual compensation.

Through these various compensation programs, the Compensation Committee believes that we further our objectives of attracting, retaining and motivating the best-qualified executive officers and employees, and ultimately will serve to increase our profitability and maximize shareholder value.

COMPENSATION COMMITTEE

Mitchell G. Lynn, Chairman

Luis Maizel

Ron Duncanson

Performance Graph

The following graph compares, for the period from December 31, 1999 through December 31, 2004, the yearly percentage change in our cumulative total return on our common stock with the cumulative total return of the NASDAQ - Total US, an index consisting of Nasdaq-listed U.S.-based companies, the NASDAQ Financial Index, an index consisting of Nasdaq-listed financial services companies, the SNL All Bank and Thrift Index, an index consisting of financial institutions, and the SNL Autofinance Index, an index consisting of automobile finance companies. This graph assumes an initial investment of $100 and reinvestment of dividends. This graph is not necessarily indicative of future stock performance.

The graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

	Period Ending
Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
United PanAm Financial Corp.	100.00	48.39	250.32	322.58	861.42	983.74
NASDAQ Composite	100.00	60.82	48.16	33.11	49.93	54.49
SNL All Bank & Thrift Index	100.00	120.80	122.59	115.19	156.16	174.88
SNL Autofinance Index	100.00	131.86	160.45	72.00	165.42	237.90
NASDAQ Financial Index*	100.00	108.11	118.75	122.30	165.41	193.09

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

Proposal 1: Elect Three Directors

At the Annual Meeting, three Class II directors are to be elected to serve until the annual meeting of shareholders to be held in 2007, or until election of their successors, or until they resign. There are three nominees, each of whom is currently a director of UPFC. Each of these nominees has been recommended by our Nominating Committee for re-election to our Board of Directors, and the Board of Directors has approved these nominees for such nomination. We know of no reason why any nominee may be unable to serve as a director if elected. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. If for any reason these nominees prove unable or unwilling to stand for election, the Board will nominate alternates.

The following sets forth the names of the three (3) persons nominated by the Board to serve as Class II directors:

Class II Nominees

Guillermo Bron

Luis Maizel

Ray Thousand

For information about these nominees, please refer to director biographies set forth above.

The Board recommends that you vote “FOR” the election of all three Class II Nominees for director.

Proposal 2: Approve Amendment to our Stock Incentive Plan

We are seeking your approval of an amendment to the Stock Incentive Plan (the “Stock Incentive Plan”). The Stock Incentive Plan was approved by our shareholders in April 1998. The shareholders adopted an amendment to the Stock Incentive Plan on April 27, 1999 to increase the number of shares of common stock reserved for issuance. On June 19, 2001, the shareholders adopted another amendment to increase the number of shares of common stock reserved for issuance from 2,550,000 to 5,000,000 shares and to increase the number of stock options or stock appreciation rights which may be granted to any person during a calendar year. The primary reason for the increase was to allow for the conversion of the UACC Stock Plan to the UPFC Stock Incentive Plan, which totaled 1,884,029 shares. On June 25, 2002, the shareholders adopted another amendment to increase the number of shares of common stock reserved for issuance from 5,000,000 to 7,000,000.

On February 24, 2005, the Board adopted another amendment to increase the number of shares of common stock reserved for issuance, subject to your approval at the Annual Meeting. We propose to amend the Stock Incentive Plan to increase the number of shares of common stock reserved for issuance under the Stock Incentive Plan from 7,000,000 to 7,750,000. As of April 26, 2005, of the 7,000,000 shares reserved for issuance under the Stock Incentive Plan, 33,670 were available for future grant. We believe that in order to attract, retain and motivate officers, employees and non-employee directors, the number of shares available for issuance must be increased.

While we recognize the possible dilutive effect on the shareholders, we believe, on balance, the incentive that is provided by the opportunity to participate in the growth and earnings of UPFC through the granting of awards to acquire UPFC common stock is important to our success and, accordingly, will benefit UPFC and its shareholders. We believe it is in the best interests of our shareholders to approve this amendment to the Stock Incentive Plan. If the proposal is not approved by the shareholders, the Stock Incentive Plan will continue with 7,000,000 shares of common stock reserved for issuance thereunder.

We have provided below the proposed amendment, which replaces Section 4(a) of the Stock Incentive Plan. In addition, we have summarized below certain key provisions of the Stock Incentive Plan and have also included, for your review, the full text of the amended Section 4(a) of the Stock Incentive Plan. If you approve this proposal, the additional awards available under the Stock Incentive Plan will be subject to the same terms and provisions that are currently in the Stock Incentive Plan. Amended Section 4(a) provides as follows:

“At any time, the aggregate number of Common Shares issued and issuable pursuant to all Awards (including all Incentive Stock Options) granted under this Plan shall not exceed 7,750,000 subject to adjustment as provided in Section 7 hereof. In the case of stock options and stock appreciation rights, the maximum number of Common Shares with respect to which options or rights may be granted to any person during a calendar year shall be 1,000,000 shares.”

Description of Stock Incentive Plan

General. In 1994, our Board of Directors adopted a stock option plan and, on November 5, 1997, amended and restated this plan as the United PanAm Financial Corp. 1997 Employee Stock Incentive Plan. Under the Stock Incentive Plan, officers, directors, employees and consultants of UPFC are eligible to receive shares of common stock or other securities or benefits with a value derived from the value of the common stock. As of April 26, 2005, there were approximately 125 officers, directors, employees and consultants eligible to receive grants under the Stock Incentive Plan.

The purpose of the Stock Incentive Plan is to enable us to attract, retain and motivate officers, directors, employees and consultants by providing for or increasing their proprietary interest in UPFC and, in the case of non-employee directors, to attract such directors and further align their interests with those of our shareholders by providing for or increasing their proprietary interests in UPFC.

The maximum number of shares of common stock that may be issued pursuant to awards granted under the Stock Incentive Plan currently is 7,000,000 (subject to adjustment to prevent dilution). If this proposal is approved, the number of shares of common stock reserved for issuance will be increased to 7,750,000.

Administration. The Stock Incentive Plan is administered by the Compensation Committee (the “Committee”). The Committee has full and final authority to select the recipients of awards and to grant such awards. Subject to the provisions of the Stock Incentive Plan, the Committee has a wide degree of flexibility in determining the terms and conditions of awards and the number of shares to be issued pursuant thereto, including conditioning the receipt or vesting of awards upon the achievement by UPFC of specified performance criteria. The expenses of administering the Stock Incentive Plan are borne by us.

Terms of Awards. The Stock Incentive Plan authorizes the Committee to enter into any type of arrangement with an eligible recipient that, by its terms, involves or might involve the issuance of common stock or any other security or benefit with a value derived from the value of the common stock. Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares. An award may consist of one such security or benefit or two or more of them in tandem or in the alternative.

An award granted under the Stock Incentive Plan may include a provision accelerating the receipt of benefits upon the occurrence of specified events, such as a change of control of UPFC or a dissolution, liquidation, merger, reclassification, sale of substantially all of the property and assets of UPFC or other significant corporate transactions. The Committee may grant options that either are intended to be “incentive stock options” as defined under Section 422 Internal Revenue Code of 1986, as amended (the “Code”), or are not intended to be incentive stock options (“non-qualified stock options”). Awards to consultants and non-employee directors may only be non-qualified stock options.

An award may permit the recipient to pay all or part of the purchase price of the shares or other property issuable pursuant thereto by (a) delivering previously owned shares of capital stock of UPFC or other property or (b) reducing the amount of shares or other property otherwise issuable pursuant to the award. If an option permits the recipient to pay for the shares issuable pursuant thereto with previously owned shares, the recipient would be able to exercise the option in successive transactions, starting with a relatively small number of shares and, by a series of exercises using shares acquired from each such transaction to pay the purchase price of the shares acquired in the following transaction, to exercise an option for a large number of shares with no more investment than the original share or shares delivered. The exercise price is payable in cash by consultants and non-employee directors, although the Committee, at its discretion, may permit such payment by delivery of shares of common stock, or by delivery of broker instructions authorizing a loan secured by the shares acquired upon exercise or payment of proceeds from the sale of such shares.

Subject to limitations imposed by law, the Board of Directors may amend or terminate the Stock Incentive Plan at any time and in any manner. However, no such amendment or termination may deprive the recipient of an award previously granted under the Stock Incentive Plan of any rights thereunder without his consent.

Pursuant to Section 16(b) of the Exchange Act, our directors, certain officers and ten percent shareholders are generally liable to us for repayment of any “short-swing” profits realized from any non-exempt purchase and sale of common stock occurring within a six-month period. Rule 16b-3, promulgated under the Exchange Act, provides an exemption from Section 16(b) liability for certain transactions by an officer or director pursuant to an employee benefit plan that complies with such Rule. Specifically, the grant of an option under an employee benefit plan that complies with Rule 16b-3 will not be deemed a purchase of a security for purposes of Section 16(b). The Stock Incentive Plan is designed to comply with Rule 16b-3.

Awards may not be granted under the Stock Incentive Plan after the tenth anniversary of the adoption of the Stock Incentive Plan. Although any award that was duly granted on or prior to such date may thereafter be exercised or settled in accordance with its terms, no shares of common stock may be issued pursuant to any award after the twentieth anniversary of the adoption of the Stock Incentive Plan.

The business criteria on which performance goals are based under the Stock Incentive Plan will be determined on a case-by-case basis, except that with respect to stock options and stock appreciation rights compensation is based on increases in value of the common stock after the date of grant or award. Similarly, the maximum amount of compensation that could be paid to any participant or the formula used to calculate the amount of compensation to be paid to the participant if a performance goal is obtained will be determined on a case-by-case basis, except that in the case of stock options, maximum possible compensation will be calculated as the difference between the exercise price of the option and the fair market value of the common stock on the date of option exercise, times the maximum number of shares for which grants may be made to any participant.

For grants or awards other than stock options or stock appreciation rights, it is not possible to determine the benefits or amounts that any participant will receive for the current year or any year in the future because (a) the Committee determines performance goals at the beginning of the performance period, and (b) the amount, if any, payable will depend upon the extent to which the executive satisfies such performance goals. If the Committee determines to issue awards under the Stock Incentive Plan (other than stock options or stock appreciation rights), the Committee will establish the appropriate performance goals for such awards and seek appropriate shareholder approval for such awards in accordance with any applicable requirements in the Treasury Regulations promulgated under Code Section 162(m).

The following table sets forth information as of April 26, 2005 with respect to stock options granted under the Stock Incentive Plan:

Name	Number of Shares Subject to Options Granted Under the Stock Incentive Plan	Weighted Average Exercise Price Per Share
Guillermo Bron	1,030,000	$12.22
Ray C. Thousand	2,120,250	$5.18
Garland W. Koch	135,680	$7.63
Mario Radrigan	443,400	$4.76
All current executive officers as a group (4 persons)	3,729,330	$7.16
All current directors (other than executive officers) as a group (3 persons)	273,750	$8.94
Luis Maizel	115,000	$8.95
All employees and consultants (including all current officers who are not executive officers) as a group (125 persons)	884,442	$11.54

Federal Income Tax Consequences

It is not practicable at this time to attempt to describe the federal income tax consequences for all the types of grants and awards potentially issuable under the Stock Incentive Plan. The Stock Incentive Plan is very flexible in permitting utilization of a wide variety of compensation techniques. The federal income tax consequences to participants and to UPFC will vary depending upon the type of award. To date, the Committee has primarily granted options under the Stock Incentive Plan (although some restricted stock was granted in 1998), and has not granted any stock appreciation rights. Accordingly, the following description (which is subject to the previous discussion of Code Section 162(m)) concerns federal income tax consequences applicable to options.

The federal income tax consequences of issuing and exercising stock options under the Plan may be summarized as follows:

Non-qualified Stock Options. The grant of a non-qualified stock option has no immediate federal income tax effect, the optionee will not recognize taxable income and UPFC will not receive a tax deduction at such time. When the optionee exercises the option, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price. In the case of employees, UPFC is required to withhold tax on the amount of income recognized. UPFC will receive a tax deduction equal to the amount of income recognized. The timing of such deduction is based upon the timing of the optionee’s income inclusion. When the optionee sells common stock obtained from exercising a non-qualified stock option, any gain or loss will be taxed as a capital gain or loss (long-term or short-term, depending on how long the shares have been held). Certain additional rules apply if the exercise price for an option is paid in shares previously owned by the optionee.

Incentive Stock Options. Only employees may receive incentive stock options. When an employee is granted an incentive stock option, or when the employee exercises the option, the employee will generally not recognize taxable income (but may incur the alternative minimum tax upon exercise of the option) and UPFC will not receive a tax deduction. If the employee holds the shares of common stock for at least two years from the date of grant, and one year from the date of exercise, then any gain or loss upon a sale or exchange of the shares will be treated as long-term capital gain or loss. If, however, the shares are sold or exchanged before satisfaction of the required holding periods, the disposition will be deemed to be a “disqualifying disposition.” The optionee would have taxable ordinary income at the time of the disposition equal to the lesser of the difference between the exercise price and the fair market value of the shares determined as of the date of exercise of the option or as of the date of the disqualifying disposition. UPFC may qualify for a corresponding deduction. Any additional gain on the disposition would be capital gain.

American Jobs Creation Act of 2004. The American Jobs Creation Act of 2004 (H.R. 4520) (the “Act”), which added Section 409A (“Section 409A”) to the Internal Revenue Code, imposes significant new restrictions on a range of deferred compensation plans, along with a harsh penalty on the individual employee or director for noncompliance. The initial Internal Revenue Service guidance, Notice 2005-1, on the deferred compensation provisions of new Section 409A was issued on December 20, 2004 and revised on January 5, 2005.

The Act’s definition of a nonqualified deferred compensation plan is broad and includes any plan or arrangement (including an agreement covering only one person) that provides for the deferral of compensation, with certain specific exceptions. The types of “plans” that are subject to the Act include stock options issued at less than market value and most stock appreciation rights.

The Act and the IRS’s initial guidance contain several exclusions from the broad definition of deferred compensation, which include stock options where the exercise price is at least equal to fair market value on the date of grant; and transfers of restricted stock or other property subject to Section 83 of the Code (e.g., where income is taxed at time of vesting or where the participant makes a Section 83(b) election).

Beginning January 1, 2005, amounts deferred under a nonqualified deferred compensation plan that do not comply with the Act will be includible in a participant’s gross income and taxable immediately to the extent that such amounts are not subject to a substantial risk of forfeiture (i.e., the participant is vested in the deferred amounts). Amounts deferred under a nonqualified deferred compensation plan before January 1, 2005 are generally not subject to the requirements of the Act. However, amounts deferred under a nonqualified deferred compensation plan that is materially modified after October 3, 2004 and amounts deferred but not vested prior to January 1, 2005 are subject to the Act.

If the requirements of the Act are not met in a particular taxable year, participants with respect to whom the requirements are not met will encounter the following tax consequences:

•	All compensation (plus earnings) deferred under the plan in that and all preceding years will be taxable to the extent not then subject to a substantial risk of forfeiture (i.e., vested);

•	An additional tax of 20% of all compensation (plus earnings) that is includible in income will be levied; and

•	An interest penalty will be assessed on tax underpayments in prior years computed as if the deferred compensation had been included in income when first vested.

The Board recommends that you vote “FOR” approval of the amendment to the Stock Incentive Plan.

Proposal 3: Ratify Selection of Independent Public Accountants for 2005

The Audit Committee has appointed Grobstein, Horwath & Company LLP (“Grobstein”) as our independent public accountants for the year ending December 31, 2005, and shareholders are being asked to ratify the appointment. Grobstein, our accountants for the year ended December 31, 2004, performed audit services for 2005 which included the examination of the consolidated financial statements and services related to filings with the SEC. All professional services rendered by Grobstein during 2004 were furnished at customary rates and terms. Representatives of Grobstein will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

The Board recommends that you vote “FOR” ratification of the selection of Grobstein as

Independent Public Accountants for 2005.

OTHER BUSINESS

We know of no other business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the meeting, it is the intention of the persons named as proxies in the enclosed proxy card to vote the shares represented thereby in accordance with their best judgment and in their discretion, and authority to do so is included in the proxy.

INFORMATION ABOUT SHAREHOLDER PROPOSALS

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. If you wish to submit a proposal to be included in our 2006 proxy statement, we must receive it, in a form which complies with the applicable securities laws, on or before January 18, 2006. In addition, in the event a shareholder proposal is not submitted to us on or before April 4, 2006, the proxy to be solicited by the Board of Directors for the 2006 Annual Meeting will confer authority on the holders of the proxy to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the 2006 Annual Meeting without any discussion of the proposal in the proxy statement for such meeting. Please address your proposals to: United PanAm Financial Corp., 3990 Westerly Place, Suite 200, Newport Beach, California, 92660 Attn: Corporate Secretary.

By Order of the Board of Directors,

Ray C. Thousand
President, Chief Executive Officer and Secretary

May 18, 2005

UNITED PANAM FINANCIAL CORP.

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 23, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Guillermo Bron and Ray C. Thousand, and each of them, the attorneys, agents and proxies of the undersigned, with full powers of substitution to each, to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Shareholders of United PanAm Financial Corp. to be held at United PanAm Financial Corp. on Thursday, June 23, 2005 at 9:00 a.m., and at any and all adjournments thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS, “FOR” THE APPROVAL OF THE AMENDMENT TO OUR STOCK INCENTIVE PLAN AND "FOR" RATIFICATION OF THE APPOINTMENT OF GROBSTEIN, HORWATH & COMPANY LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2005. THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS, “FOR” THE APPROVAL OF THE AMENDMENT TO OUR STOCK INCENTIVE PLAN AND “FOR” RATIFICATION OF THE APPOINTMENT OF GROBSTEIN, HORWATH & COMPANY LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2005.

PLEASE SIGN AND DATE ON REVERSE SIDE

Please Detach Here

Δ  You Must Detach This Portion of the Proxy Card  Δ

Before Returning it in the Enclosed Envelope

(continued from other side)

1.	ELECTION OF DIRECTORS.
Director nominees:

	☐ FOR all nominees ☐	WITHHOLD AUTHORITY to vote for all nominees.

NOMINEES: 1. Guillermo Bron 2. Luis Maizel 3. Ray Thousand

To withhold authority, mark “FOR all except” and write the nominees letter on the line below:

☐ FOR all except:

2.	APPROVE AMENDMENT TO OUR STOCK INCENTIVE PLAN	FOR	AGAINST	ABSTAIN
		☐	☐	☐

3.	RATIFICATION OF APPOINTMENT OF Grobstein, Horwath & Company LLP as independent public accountants of UPFC for the year ending December 31, 2005.	FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	OTHER BUSINESS. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any and all adjournments thereof. The Board of Directors at present knows of no other business to be presented by or on behalf of UPFC or the Board of Directors at the meeting.
	I(WE) WILL	☐ WILL NOT ☐ ATTEND THE MEETING IN PERSON.

PLEASE SIGN AND DATE BELOW
The undersigned hereby ratifies and confirms all that the attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying such notice.

		Dated:	, 2005

Signed:

Signed:
Please date this proxy card and sign above exactly as your name appears on this card. Joint owners should each sign personally. Corporate proxies should be signed by an authorized officer. Executors, administrators, trustees, etc., should give their full titles.